UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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BancFirst Corporation

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BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

Dear Shareholder:

We recently mailed you a proxy statement for a Special Meeting of Shareholders of BancFirst Corporation (the “Company”).   The Company postponed the meeting to provide shareholders some additional information in connection with the proposal to amend and restate the BancFirst Corporation Stock Option Plan.

As the enclosed notice reflects, the meeting is now set for December 22, 2020, at 9:00 a.m., local time.  Please review the enclosed amendment to the proxy statement in making your decision on the proposal.

We have enclosed a new proxy card that you may use to vote on the proposal.  If you have already voted, you do not need to take any further action unless you wish to change your vote. If you would like to change your vote or revoke your proxy, you may do so in the manner set forth in the proxy statement. Any previously submitted proxy vote that is not revoked will continue to be voted in accordance with the original instructions.

If you have any questions, please contact Randy Foraker, Executive Vice President and Secretary, by calling (405) 270-1044, by writing to Mr. Foraker c/o BancFirst Corporation 101 N. Broadway, Oklahoma City, Oklahoma 73102, or by sending an email to him at Randy.Foraker@BancFirst.bank.

BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE	December 22, 2020.

TIME	9:00 a.m., local time.

PLACE

Due to concerns regarding the coronavirus outbreak and to assist in protecting the health and well-being of our shareholders and other participants, the meeting will be held virtually via conference call, with no physical in-person meeting. The meeting can be accessed by the following dial in numbers along with the accompanying access code. Dial in numbers: 1-408-418-9388. Access code: 146 392 2746

ITEMS OF BUSINESS	To amend and restate the BancFirst Corporation Stock Option Plan.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on October 30, 2020.

PROXY VOTING

Whether or not you attend the meeting via conference call, it is important that your shares be represented and voted. Please vote by completing, signing and dating your proxy card and returning it as soon as possible in the enclosed, postage−paid envelope. This proxy is revocable. You can revoke this proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors:

Randy Foraker Secretary

Oklahoma City, Oklahoma

November   18, 2020

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

AMENDMENT NO. 1 TO PROXY STATEMENT

EXPLANATORY NOTE

This Amendment No. 1 to Proxy Statement (the “Amendment”) amends the definitive Proxy Statement of BancFirst Corporation (the “Company”), which was filed with the Securities and Exchange Commission (“SEC”) on November 2, 2020, in order to provide shareholders additional information in connection with the proposal to amend and to restate the BancFirst Corporation Stock Option Plan (the “Plan”). Capitalized terms used in this Amendment have the same meaning as in the definitive Proxy Statement and this Amendment should be read in conjunction with the definitive Proxy Statement.

The Special Meeting has been postponed to be held on December 22, 2020, at 9:00 a.m., local time, virtually via conference call, with no physical in-person meeting. The meeting can be accessed by the following dial in numbers along with the accompanying access code. Dial in numbers: 1-408-418-9388. Access code: 146 392 2746.

The Company provides the following additional information in connection with the proposal to amend and to restate the Plan:

Equity Compensation Plan Information

Information regarding stock-based compensation awards outstanding and available for future grants as of December 31, 2019 is presented in the table below. All of the Company’s stock-based compensation plans have been approved by the Company’s stockholders.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	1,401,092	$32.13	304,077

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Drummond, Ford and Williams currently serve on the Compensation Committee.  None of these individuals is or has been an officer or employee of the Company, or had any relationship with the Company required to be disclosed under Item 407(d) of Regulation S-K promulgated by the SEC  No executive officer of the Company is, or was during 2019, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2019 an executive officer serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to BancFirst Corporation and its subsidiaries, BancFirst and Pegasus Bank.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation for the named executive officers in the Summary Compensation Table and for our executive officers generally.  SEC regulations require us to include our Chief Executive Officer, David R. Harlow

(CEO), and our Chief Financial Officer, Kevin Lawrence (CFO), as named executive officers.  In addition, these regulations require us to include the three most highly compensated executive officers in 2019 other than the CEO and CFO.  In addition to Messrs. Harlow and Lawrence, our named executive officers are David E. Rainbolt, our Executive Chairman, Dennis L. Brand, a Vice Chairman, and Darryl W. Schmidt, the CEO of our subsidiary bank, BancFirst.

Objectives of our Compensation Program

Overview

Our primary mission is to create long-term value for our shareholders consistent with our commitment to maintain the safety and soundness of the Company, BancFirst and Pegasus Bank. To accomplish this, we believe that we must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. Our executive compensation practices are designed to achieve four primary objectives:

•	attract and retain qualified executives who will lead us and inspire superior performance;
•	provide incentives for achievement of corporate goals and individual performance;
•	provide incentives for achievement of long-term shareholder return; and
•	align the interests of management and employees with those of the shareholders to encourage continuing increases in shareholder value.

Our goal is to effectively balance base salaries with short-term incentive compensation that is performance-based, and long-term compensation awards that are commensurate with an officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive’s responsibilities increase.

The Compensation Committee of our Board is responsible for reviewing and recommending to the full Board of Directors for approval, our overall compensation and benefit programs in consultation with David E. Rainbolt, our Executive Chairman, and for determining the compensation of David R. Harlow, the Chief Executive Officer of BancFirst Corporation, and Darryl W. Schmidt, the Chief Executive Officer of our subsidiary bank, BancFirst. The Executive Chairman makes recommendations to the committee concerning his own compensation, but the Executive Chairman does not participate in the deliberations or decisions of the Compensation Committee concerning his compensation. Messrs. Harlow or Schmidt determines the compensation, including salary, performance-based incentive pay and other awards, for other executive officers, subject to the review of the Compensation Committee. The Compensation Committee currently consists of three directors, F. Ford Drummond, Joseph Ford and G. Rainey Williams, Jr. (Chairman), all of whom are independent under applicable NASDAQ and SEC standards.

Our Compensation Committee relies on various factors when reviewing and evaluating our executive compensation policies, the performance of our named executive officers and the establishment of appropriate compensation levels and programs for such officers. These factors include an executive’s individual performance and contributions to our strategic objectives, recommendations from the Executive Chairman, internal pay equity and the results of our 2017 “say-on-pay” vote, in which the advisory vote on our executive compensation program was approved with over 95% of the votes cast in favor of the resolution. The Compensation Committee also considers the performance of the management team as a group, the Executive Chairman’s assessment of other executives’ individual performance and the Executive Chairman’s compensation recommendations with respect to the other executive officers as part of its process. The Compensation Committee considered all of these factors, including the 2017 “say-on-pay” vote result, as it evaluated whether any changes to our executive compensation program were warranted and it determined that no changes were warranted at that time.

Executive Participation in Committee Discussions

The executive officers who participate in the Compensation Committee’s compensation-setting process are the Executive Chairman and the Senior Vice President for Human Resources. Executive participation is meant to provide the Compensation Committee with input regarding our compensation philosophy, process and decisions. In addition to providing factual information such as Company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation Committee. The Executive Chairman also provides information about individual performance assessments for executive officers, and expresses to the Compensation Committee his view on the appropriate levels of compensation for such executive officers for the ensuing year. Additionally, the Executive Chairman discusses and reviews the alignment between our risk management policies and practices and all of our employee incentive compensation arrangements, identifying and making efforts to limit any features in such compensation arrangements that might lead to employees taking unnecessary or excessive risks that could threaten our value.

These two executives participate in Compensation Committee discussions purely in an informational and advisory capacity, but have no vote in the committee’s decision-making process. No executive officer other than the Executive Chairman and Senior Vice President for Human Resources attends those portions of Compensation Committee meetings during which the performance of the executive officers is evaluated or their compensation is being determined.

Executive Compensation Program

Our compensation structure primarily consists of the following components:

•	base salary;
•	performance-based incentive pay, which includes both profitability and risk management measurements;
•	long-term award(s)—including stock option grants, supplemental executive retirement agreements and survivor benefit agreements; and
•	benefits available to all employees, including a 401(k) plan and an employee stock ownership plan.

We consider market practices to achieve an overall compensation program that aims to provide a total compensation package for our executive officers that is generally competitive with the compensation paid to similarly situated executive and senior officers of comparable-sized financial institutions. We review the market practices by speaking to recruitment agencies and reviewing the data on financial institutions of similar size, growth potential and market area as reported in publicly available documents, such as proxy statements. We do not currently have a policy to recapture performance-based incentive pay or other compensation in the event that the metrics used to determine the compensation are later restated.

Base Salary

One of the objectives of our compensation program is to establish base salaries for executive officers that are competitive to those of comparable companies in our industry and our local market place. We believe that base salaries should be competitive to attract and retain talented senior management. We consult various sources to identify adequate and competitive base salary levels, including industry surveys, feedback from recruiters and information contained in publicly available documents. The base salary levels for David R. Harlow, the Chief Executive Officer of BancFirst Corporation, and Darryl W. Schmidt, the Chief Executive Officer of our subsidiary bank, BancFirst (together, the “CEOs”), are established annually by the Executive Chairman and submitted to the Compensation Committee for evaluation and recommendation to the full Board for approval. The Compensation Committee’s evaluation of the CEOs’ base salaries was based on the factors above, including the current financial performance of BancFirst as measured by earnings, asset growth, and overall financial soundness. Base salary for the other executive officers is established by Messrs. Harlow or Schmidt, and is submitted for review by the Compensation Committee. In setting base salaries, Messrs. Harlow or Schmidt consider the seniority and level of responsibility of each executive officer, taking into account competitive market compensation paid by other companies as described above. Salaries for executive officers are reviewed on an annual basis as well as at the time of a promotion or other change in level of responsibilities. Increases in base salary are based on the evaluation of factors such as the individual’s level of responsibility, performance and level of compensation. The salaries paid during fiscal year 2019 to our named executive officers are shown in the Summary Compensation Table.

Annual Performance-Based Incentive Pay

We believe that the payment of performance-based incentive compensation based on business and personal goals is important to focus our executive officers on the achievement of short-term corporate goals. Accordingly, all of our executive officers are eligible to receive an annual cash amount based on our performance-based incentive program. The performance-based incentive program is designed to reward our executive officers for the attainment of short-term business and/or personal performance goals that are established at the beginning of each fiscal year, and can be in amounts ranging from 10% to 25% of the executive officer’s base salary. Performance-based incentive compensation for the CEOs is recommended by our Executive Chairman, subject to review and approval by the Compensation Committee. Performance-based incentive compensation for our other executive officers is established by Messrs. Harlow or Schmidt, subject to review and approval by the Compensation Committee.  Messrs. Harlow or Schmidt and the Compensation Committee use judgment and discretion taking into account the business and economic environment, our overall performance, budgetary considerations, each executive officer’s performance in relation to the goals set for him or her, competitive factors within the industry, and retention of key executives.

Annual incentive payments under the plan for a particular year with respect to executive officers who are in bank senior management are based on a combination of financial and individual performance criteria established before the beginning of the year.  Such performance criteria generally will vary depending on the executive officer’s authority. Thus, for example, for those executive officers having authority or responsibility over the entire company, the performance criteria includes the attainment, on a Company-wide basis, of budgeted earnings, budgeted levels of classified assets, results of our internal operational audits and results of regulatory compliance audits.  For executive officers having line authority over a particular group of branches, such as Regional Executives, the performance criteria includes the attainment of these same objectives, but only with respect to the particular branches over which the executive officer has responsibility. For executive officers having responsibility over various corporate administrative functions, annual incentive payments are based primarily on the attainment of individual performance objectives negotiated at the beginning of the year. Attainment of individual performance objectives is based on a subjective evaluation of each individual officer’s performance.  An executive officer’s potential cash incentive payment depends upon two factors: (x) the executive’s position, which establishes a maximum cash incentive award as a percent of base salary and (y) the extent to which the performance criteria have been achieved, with the concurrence of Messrs. Harlow or Schmidt and the Compensation Committee. Whenever the specified performance criteria are not fully met, the Executive Chairman and the Compensation Committee determine the amount of incentive compensation paid, if any, based on their subjective evaluation of the extent to which the criteria were met and other factors. The Compensation Committee conducts an evaluation of the CEOs’ individual performances and determines the appropriate amount of performance-based incentive pay.

The payment of performance-based incentive compensation generally occurs in December of each year in respect of achievements of the fiscal year then ending. For 2019, each of the named executive officers was eligible for performance-based incentive compensation from 10% to 20% of the respective executive’s base salary. As discussed in detail below, each of the named executive officers received the maximum performance-based incentive compensation totaling 20% of his base salary.

Mr. Harlow

For 2019, Mr. Harlow was eligible for a bonus of up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for our subsidiary, BancFirst, and the results of the internal audits of BancFirst’s branches, all determined on a Company-wide basis. Each of these factors was weighted, as indicated in the following table:

Objectives for 2019	Maximum Percentage of Base Salary	2019 Goal	Actual 2019 Performance
Budgeted pre-tax income for BancFirst	9.00%	$158,730,000	$164,676,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1)	Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.
(2)

Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services. The goal is to receive an average score between 1 and 1.50.  The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.34, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that Mr. Harlow be paid 100% of the maximum bonus amounts for each goal, which resulted in Mr. Harlow receiving a total cash incentive bonus for 2019 equal to 20% of his base salary.

Mr. Schmidt

For 2019, Mr. Schmidt was eligible for a bonus of up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for our subsidiary, BancFirst, and the results of the internal audits of the BancFirst’s branches, all determined on a Company-wide basis. Each of these factors was weighted, as indicated in the following table:

Objectives for 2019	Maximum Percentage of Base Salary	2019 Goal	Actual 2019 Performance
Budgeted pre-tax income for BancFirst	9.00%	$158,730,000	$164,676,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1)	Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.
(2)

Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services. The goal is to receive an average score between 1 and 1.50. The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.34, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that Mr. Schmidt be paid 100% of the maximum bonus amounts for each goal, which resulted in Mr. Schmidt receiving a total cash incentive bonus for 2019 equal to 20% of his base salary.

Mr. Lawrence

For 2019, Mr. Lawrence was eligible for a bonus of up to 20% of his base salary.  The 2019 performance objectives for Mr. Lawrence included no specific financial objectives, but instead related to strategic and operational objectives in connection with Mr. Lawrence’s role throughout the year as Chief Financial Officer. Mr. Lawrence’s performance objectives for 2019 included the following:

•	Ensuring the integrity and timeliness of financial and regulatory reporting;
•	Continuing to monitor actual financial performance as compared to budget;
•	Overseeing and monitoring our tax credit investments;
•	Evaluating and appropriately managing finance and accounting organizational structure, systems, workflow and staffing requirements;
•	Managing the budgeting and forecasting process; and
•	Overseeing our capital plan, including monitoring capital levels and recommending appropriate adjustments as needed.

In reviewing Mr. Lawrence’s attainment of those objectives, Mr. Harlow made a subjective determination that Mr. Lawrence was generally successful in achieving the objectives set for him. Accordingly, Mr. Harlow recommended that the Compensation Committee adopt his determination that Mr. Lawrence be paid 100% of his maximum possible bonus, which resulted in Mr. Lawrence receiving a total cash incentive bonus for 2019 equal to 20% of his base salary.

Mr. Rainbolt

For 2019, Mr. Rainbolt was eligible for a bonus up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for our subsidiary, BancFirst, and the results of the internal audits of the BancFirst’s branches, all determined on a Company-wide basis. Each of these factors was weighted, as indicated in the following table:

Objectives for 2019	Maximum Percentage of Base Salary	2019 Goal	Actual 2019 Performance
Budgeted pre-tax income for BancFirst	9.00%	$158,730,000	$164,676,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1)	Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.
(2)

Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services. The goal is to receive an average score between 1 and 1.50. The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.34, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that he be paid 100% of the maximum bonus amounts for each goal, which resulted in Mr. Rainbolt receiving a total cash incentive bonus for 2019 equal to 20% of his base salary.

Mr. Brand

For 2019, Mr. Brand was eligible for a bonus up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for our subsidiary, BancFirst, and the results of the internal audit of the BancFirst’s branches, all determined on a Company-wide basis.  Each of these factors was weighted, as indicated in the following table:

Objectives for 2019	Maximum Percentage of Base Salary	2019 Goal	Actual 2019 Performance
Budgeted pre-tax income for BancFirst	9.00%	$158,730,000	$164,676,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1)	Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.
(2)

Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services.  The goal is to receive an average score between 1 and 1.50. The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.34, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that Mr. Brand be paid 100% of the maximum bonus amounts for each goal, which resulted in Mr. Brand receiving a total cash incentive bonus for 2019 equal to 20% of his base salary.

Long-Term Awards

Stock Option Grants

Executive officers receive equity compensation awards in the form of nonqualified incentive stock options under the Employee Plan. The stock options are designed to align the interests of the executive officers with the shareholders’ long-term interests by providing them with equity awards that generally are exercisable beginning four years from the date of grant at the rate of 25% per year for four years. Historically, the Company has not granted equity awards to the same degree as its peers; typically, option grants have been made either as an employment incentive in connection with the Company’s efforts to employ an executive officer, as a retention device or to focus executive officers on the achievement of long-term corporate goals. The Employee Plan was adopted by the Board in 1986 and has been amended several times since its adoption to increase the number of shares issuable under the plan and to extend the term of the plan, which currently extends to December 31, 2024, and is proposed to be amended as described in this Proxy Statement. The Company does not have stock ownership guidelines for its directors or executive officers. Given the Executive Chairman’s significant existing stock ownership in the Company, he has recommended to the Compensation Committee that he not be granted any additional stock options. Awards granted to our other executive officers are recommended by our Executive Committee and ratified by the full Board.

All stock options granted under the Employee Plan are made at the market price at the time of the award. The Company has never granted stock options with an exercise price that is less than the closing price of the Company’s common stock as reported by NASDAQ on the grant date, nor has it granted stock options which were priced on a date other than the grant date. The long-term incentive award information for the Company’s named executive officers during fiscal year 2019 is included in “— Executive Compensation—Option Grants in Last Fiscal Year” and additional information on the option awards is shown in “—Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

Supplemental Executive Retirement Agreements

In 2007, the Company entered into supplemental retirement agreements with a number of the Company’s executive officers designated by the Executive Chairman. These agreements seek to encourage the executive officers who are parties to such agreements to remain employed with the Company. Under the terms of the agreements, which were approved by the Compensation Committee, the signatory executive officer will receive a specified annual benefit paid in monthly installments for a specified number of years, typically 10 years, after retirement at age 65. If the executive officer’s employment is terminated by the Company for cause or by reason of voluntary early retirement, the executive officer will not receive any benefits under the agreement. The agreements also provide for specified benefits (generally, the discounted present value of the income stream) in the event of a change-in-control or involuntary early retirement. For details regarding the terms and payments under the supplemental retirement agreements for David R. Harlow and Darryl W. Schmidt, the only named executive officers receiving such a benefit, see “—Executive Compensation—Potential Payments on Termination or Change-in-Control.”

Survivor Benefit Agreements

The Company has also entered into survivor benefit agreements with a number of the Company’s executive officers designated by the Executive Chairman. In connection with these agreements, the Company purchased life insurance policies with respect to the relevant individuals. Under these agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon the executive officer’s death while still employed with the Company, a beneficiary selected by the executive officer is entitled to a specified amount of the death benefit under the policy. The survivor benefit agreement and any benefit from it terminates upon the executive officer’s termination of employment for any reason, including retirement or disability. David R. Harlow and Darryl W. Schmidt are the only named executive officers who participated in this benefit. The value of the benefit is included as one of the components of compensation reported in “Summary Compensation Table – All Other Compensation.”

Benefits Available to All Employees

The Company maintains a 401(k) employee savings and retirement plan, as well as an employee stock ownership plan (“ESOP”), both of which are broad-based plans covering all full-time employees, including the Company’s executive officers, who have attained the age of 21 years and who have completed six months of employment during the year. The Company’s matching contribution to the 401(k) plan equals 50% of the first 6% of pay that is contributed by a participating employee to the plan.  Benefits under the ESOP are based solely on the amount contributed by the Company, which is used to purchase the Company’s common stock. A participant’s allocation is the contribution percentage approved by the Board multiplied by the participant’s eligible compensation for that year. The total amount contributed by the Company to the ESOP for 2019 was $4,403,000, and the total amount contributed by the Company to the 401(k) plan in 2019 was $2,526,000. The contribution to the ESOP is based primarily on profits of the Company, but any contribution to the ESOP is within the sole discretion of the Board and there are no specific performance measures set forth in the ESOP. The Company’s contribution to these plans in 2019 is included as one of the components of compensation reported in “Summary Compensation Table – All Other Compensation.”

The Company offers group health and dental benefits to all full-time employees. A specified amount of the premium is paid by the Company for all participating employees, and the employees pay the additional amount of the premium for their respective level of coverage. The Company also provides fully-paid group term life insurance and long-term disability insurance to all full-time employees. The benefits under these group plans are based in part on the annual salaries of the employees.

Perquisites

The Company generally limits perquisites that it makes available to executive officers to those that are available to all employees or are required for their efficient conduct of Company business. Three of the five named executive officers are furnished Company-owned automobiles. Certain of the named executive officers and other executive officers are also provided with club memberships and are reimbursed for cell phones.  Pursuant to the Company’s Aircraft Policy, the named executive officers and other management employees are provided use of the Company’s aircraft for business purposes.  Generally, no named executive officer is provided use of the Company aircraft for personal travel.  Pursuant to the Aircraft Policy, any such personal use is fully charged against the individual, at a rate of $650 per flight hour plus pilot expenses.  The Company aircraft is owned jointly by BancFirst and an entity affiliated with H.E. Rainbolt and David E. Rainbolt, whose personal use of the Company aircraft is governed by the terms of a Joint Ownership Agreement.  Information on the perquisites received by the named executive officers is included in “Summary Compensation Table – All Other Compensation.”

Employment Arrangements

The Company does not have written employment arrangements with any of the named executive officers or any other executive officer.

Tax and Accounting Information

Deductibility of Executive Compensation. The qualifying compensation regulations issued by the Internal Revenue Service under Internal Revenue Code section 162(m) provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration exceeds $1.0 million for the applicable taxable year, unless specified conditions are satisfied. Currently, remuneration is not expected to exceed $1.0 million for any employee.  Therefore, the Company does not expect that compensation will be affected by the qualifying compensation regulations.

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid to the Company’s principal executive officer, principal financial officer, and three most highly compensated officers other than the principal executive officer and principal financial officer, collectively referred to as the named executive officers in this proxy statement, for services rendered in all capacities to the Company during the last three fiscal years ended December 31, 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Performance-based Incentive Pay ($)		Option Awards ($)	Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (2)		Total ($)
David R. Harlow (6)	2019	$535,000	$107,000		—	$39,093	(1)	$30,189	(3)(4)	$711,282
CEO	2018	$500,000	$100,000		—	$35,594	(1)	$28,211	(3)(4)	$663,805
	2017	$412,662	$90,640	(5)	—	$33,144	(1)	$23,888	(3)(4)	$560,334
Kevin Lawrence	2019	$300,000	$60,000		—	—		$21,060		$381,060
Executive Vice President	2018	$275,000	$55,000		—	—		$19,992		$349,992
and CFO	2017	$250,000	$50,000		—	—		$16,416		$316,416
David E. Rainbolt (6)	2019	$400,000	$80,000		—	—		$47,458	(3)	$527,458
Executive Chairman	2018	$400,000	$80,000		—	—		$43,428	(3)	$523,428
	2017	$433,462	$85,000		—	—		$37,600	(3)	$556,062
Dennis L. Brand (6)	2019	$375,000	$75,000		—	—		$33,384	(3)(4)	$483,384
Chairman of the Executive	2018	$400,000	$80,000		—	—		$32,249	(3)(4)	$512,249
Committee	2017	$475,769	$85,000		—	—		$29,223	(3)(4)	$589,992
Darryl W. Schmidt (6)	2019	$535,000	$107,000		—	$38,748	(1)	$27,885	(3)(4)	$708,633
President and	2018	$500,000	$100,000		—	$35,280	(1)	$26,120	(3)(4)	$661,400
CEO of BancFirst	2017	$412,662	$87,000		—	$32,865	(1)	$21,784	(3)(4)	$554,311

(1)	Represents the change in the present value of accumulated benefit payable to Messrs. Harlow and Schmidt, respectively, under the Supplemental Executive Retirement Agreement dated November 15, 2006.
(2)

Includes for each of the named executive officers contributions by the Company to the Retirement Plans and the values attributed to certain life insurance benefits.  The amounts of contributions to the Retirement Plans for 2019 for each of the named executive officers were: David R. Harlow - $21,000; Kevin Lawrence - $21,000; David E. Rainbolt - $21,000; Dennis L. Brand - $21,000; Darryl W. Schmidt - $21,000.

(3)	Includes directors’ fees paid to the respective named executive officers.
(4)

Includes the values attributed to the personal use of Company owned automobiles provided to the respective named executive officers (as calculated in accordance with Internal Revenue Service guidelines).

(5)	Mr. Harlow was paid $3,640 in January of 2017 related to his 2016 compensation package.
(6)

In May 2017, Mr. Rainbolt assumed the role of Executive Chairman, Mr. Harlow assumed the role of CEO of the Company, Mr. Brand became Chairman of the Executive Committee and Mr. Schmidt assumed the role of CEO of BancFirst.

Grants of Plan-Based Awards

No stock option grants were made to any of the named executive officers during 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2019.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David R. Harlow	20,000	—		$20.18	3/6/2021
Kevin Lawrence	24,250	12,500	(1)	$21.43	5/31/2028
	12,500	37,500	(2)	$32.30	6/19/2030
David E. Rainbolt	—	—		—	—
Dennis L. Brand	—	—		—	—
Darryl W. Schmidt	—	—		—	—

(1)	These options will vest at various dates through May 13, 2020.
(2)	These options will vest at various dates through June 19, 2022.

Option Exercises

The following table shows the number of shares acquired and the value realized on the exercise of stock options during 2019 for each of the Company’s named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David R. Harlow	20,000	$835,400
Kevin Lawrence	—	—
David E. Rainbolt	—	—
Dennis L. Brand	—	—
Darryl W. Schmidt	—	—

 Supplemental Retirement Benefits

The table below shows the present value of accumulated benefit payable to David R. Harlow and Darryl W. Schmidt under the Supplemental Executive Retirement Agreement dated November 15, 2006. None of the other named executive officers are covered by a supplemental retirement agreement. The number of years of credited service for Messrs. Harlow and Schmidt is their total years of service with the Company.  The present value of accumulated benefit payable to Messrs. Harlow and Schmidt was determined using a retirement age of 65 and a discount rate of 6%.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David R. Harlow	Supplemental Executive Retirement Agreement	20.3	$308,872	—
Darryl W. Schmidt	Supplemental Executive Retirement Agreement	16.6	$306,125	—

Under the terms of the Supplemental Executive Retirement Agreement, if Messrs. Harlow or Schmidt remains continually employed with BancFirst until age 65, Mr. Harlow and Mr. Schmidt will be entitled to a supplemental retirement benefit of $100,000 per year for ten years, irrespective of whether they then retire or continue to be employed by BancFirst beyond age 65. If Messrs. Harlow or Schmidt dies during the ten-year period, their surviving spouse or other designated beneficiary will receive the remaining payments over the remainder of the ten-year period. A lump-sum distribution, equal to the discounted present value of the aggregate supplemental payments, is payable upon separation from service following a change of control of BancFirst or if Messrs. Harlow or Schmidt is terminated without cause between the ages of 59 and 65.  No benefits are payable under the agreement if Messrs. Harlow or Schmidt (i) ceases to be employed by BancFirst for any reason (other than death) prior to reaching age 59 or (ii) is terminated by BancFirst for “cause,” as such term is defined in the agreement, prior to reaching age 65. If Messrs. Harlow or Schmidt dies before age 65 while still employed with BancFirst, his surviving spouse or other designated beneficiary will receive a lump sum distribution equal to a percentage of the total lump sum amount of Messrs. Harlow or Schmidt’s supplemental retirement income, calculated on the percentage that the total number of months between the effective date of the agreement and the executive’s death represents the total months between the effective date of the agreement and the date the executive would have reached age 65. Messrs. Harlow or Schmidt will forfeit any non-distributed benefits payable under the agreement if he violates certain non-compete and confidentiality restrictions in the agreement.

Potential Payments upon Termination or Change-in-Control

Except for the Supplemental Executive Retirement Agreement of David R. Harlow and Darryl W. Schmidt described above, the Company has no agreements with any other named executive officer providing for potential payments upon termination of employment or a change-in-control of the Company.

Pay Ratio Disclosure

The SEC requires us to disclose the ratio of the annual total compensation of our CEO, David R. Harlow, to the median employee’s annual total compensation. As shown in the Summary Compensation Table, Mr. Harlow’s annual total compensation for 2019 was $711,282 and the median employee’s annual total compensation was $37,856. Based upon this information, the ratio of the annual total compensation of Mr. Harlow to the median employee was 19 to 1.

In identifying our median employee, we examined our employee population as of December 31, 2019. Our median employee was determined by reviewing wages, tips and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2. We calculated the ratio based on total employees of 1,948 on this date. As permitted under the SEC rules, we are using a different median employee for our 2019 Pay Ratio than we used for our 2018 Pay Ratio.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

DIRECTOR COMPENSATION

The Company provides the following elements of compensation for its non-employee directors, each of whom is also a director of BancFirst:

•	A retainer of $1,500 per quarter to each non-employee director for serving on the Board.
•	A retainer of $1,500 per month to each non-employee director for serving on the BancFirst Board of Directors.
•	A retainer of $1,500 per month to each member of the Audit Committee.
•	A retainer of $5,000 per quarter to the chairman of the Audit Committee.
•	A fee of $1,500 per meeting to each member of the Compensation Committee.
•	A fee of $12,500 per quarter to the Lead Independent Director.
•	A grant of 10,000 options to each non-employee director at the time of their initial appointment or election to the Board.

The Company pays employee directors each a retainer of $500 per quarter for their services as directors.

The option grants are provided under the Non-Employee Directors’ Plan and are exercisable at the rate of 25% per year beginning one year from the date of grant.  If a director is terminated for cause, all options will be forfeited immediately. If a director ceases to be member of the Board for any other reason, unvested options will terminate and only previously vested options may be exercised for a period of 30 days following termination (or 12 months in the case of termination on account of death).

Non-employee directors can elect to defer all or any portion of their cash compensation through the Deferred Stock Compensation Plan.  Under the Deferred Stock Compensation Plan, directors of the Company and members of the community advisory boards of BancFirst may defer up to 100% of their Board fees.  They are credited for each deferral with a number of stock units based on the current market price of the Company’s stock, which accumulate in an account until such time as the director or community board member terminates service as a Board member.  Shares of the Company’s common stock are then distributed to the terminating director or community board member based upon the number of stock units accumulated in his or her account.  Because stock units are not actual shares of the Company’s common stock, they do not have any voting rights.

Additionally, non-employee directors may be reimbursed for their expenses in connection with attending Board meetings.

The following table provides compensation information for the Company’s directors who served during fiscal 2019.

Director Compensation

	Earned or		Stock		Option	All Other
	Paid in Cash		Awards		Awards	Compensation		Total
Name	($)		($)(1)		($)(2)	($)		($)
C. L. Craig, Jr.	$24,000		$10,025		—	—		$34,025
James R. Daniel (6)	$1,000		—		—	—		$1,000
F. Ford Drummond	$37,500		$9,615	(7)	—	—		$47,115
Joseph Ford	—		$44,913		—	—		$44,913
Joe R. Goyne	—		$500		—	—		$500
William R. Johnstone	$2,000		—		—	—		$2,000
Frank Keating	$24,000		—		—	—		$24,000
Bill G. Lance	—		$24,388		—	—		$24,388
Dave R. Lopez	$22,500		$1,807		—	—		$24,307
William Scott Martin	$24,000		—		—			$24,000
Tom H. McCasland, III	—		$62,726	(7)	—	—		$62,726
Ronald J. Norick	$24,000		—		—	—		$24,000
H. E. Rainbolt	$100,000	(5)	—		—	—		$100,000
Laura J. Ratliff	—		—		—	$18,000	(4)	$18,000
Robin Roberson	$25,500		$ 17,147		—	—		$42,647
Michael S. Samis (8)	$24,000		—		—	—		$24,000
Natalie Shirley	—		$31,221		—	—		$31,221
Michael K. Wallace	$24,000		—		—	$2,000	(3)	$26,000
Gregory G. Wedel	—		$68,597		—	—		$68,597
G. Rainey Williams, Jr.	$69,500		$10,670		—	$18,000	(4)	$98,170

(1)

Represents the closing price of the Company’s common stock on each deferral date times the number of stock units allocated to the accounts of the respective participating directors for deferrals of fees under the Deferred Stock Compensation Plan and for additional stock units credited for the assumed reinvestment of dividends.  As of December 31, 2019, each of the participating directors had the following aggregate number of stock units accumulated in their deferral accounts: C. L. Craig, Jr. – 8,467; F. Ford Drummond – 2,119; Joseph Ford – 1,678; Joe R. Goyne –8; Bill G. Lance – 590; Dave R. Lopez – 275; Tom H. McCasland, III – 17,967; Robin Roberson – 726; Natalie Shirley – 6,362; Gregory G. Wedel – 6,254; G. Rainey Williams, Jr. – 4,008.

(2)

Represents the aggregate grant date fair value for awards of stock options granted during fiscal 2019, computed in accordance with ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized. As of December 31, 2019, each director had the following number of options outstanding:  F. Ford Drummond – 20,000; Joseph Ford – 10,000; Frank Keating – 20,000; Bill G. Lance – 10,000; Dave R. Lopez – 10,000; William Scott Martin – 10,000; Robin Roberson – 10,000; Michael S. Samis – 12,000; Natalie Shirley – 20,000; Michael K. Wallace – 20,000; Gregory G. Wedel – 20,000.

(3)	Consists of payments pursuant to a Consulting Agreement for serving as a Community Director.
(4)	Consists of payments for serving on BancFirst’s Senior Trust Committee. Ms. Ratliff is a nonvoting advisory director to the Board.
(5)	Mr. Rainbolt receives a fee for serving as Chairman Emeritus of the Board.
(6)	Mr. Daniel did not stand for re-election at the May 23, 2019 meeting due to reaching the director age limit.
(7)	Includes deferrals of fees for serving as a Community Director and deferred fees for serving on BancFirst’s Senior Trust Committee.
(8)	Mr. Samis passed away on October 22, 2020.

VOTING MATTERS

If you have already voted, no action is required from you unless you wish to change your vote The Amendment does not change the proposal to be acted upon at the Special Meeting, which are described in the Proxy Statement.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement (as amended hereby) under the caption “ABOUT THE SPECIAL MEETING.”

THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY REVISED BY THE INFORMATION CONTAINED HEREIN, THIS AMENDMENT DOES NOT REVISE OR UPDATE ANY OF THE OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

▼ FOLD AND DETACH HERE ▼

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1.

Please mark your votes like this ☒

	FOR	AGAINST	ABSTAIN
1. To amend and restate the BancFirst Corporation Stock Option Plan.	☐	☐	☐

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please Mark Change of Address.

The undersigned hereby acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

Signature____________________________ Signature____________________________ Dated____________, 2020

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such. If a corporation, sign in full corporate name by authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE ▼

BANCFIRST CORPORATION

OKLAHOMA CITY, OKLAHOMA
PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of BancFirst Corporation for the Special Meeting on December 22, 2020. Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed envelope.

The undersigned hereby appoints David E. Rainbolt and Randy Foraker as Proxies each with the power to appoint his substitute and each with full power to act without the other, and hereby authorizes them to present and vote all shares of Common Stock of the undersigned of BancFirst Corporation (the "Company") which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held virtually via conference call, on Tuesday, December 22, 2020, at 9:00 a.m. and at any and all adjournments thereof on the reverse side. The meeting can be accessed by the following dial in number along with the accompanying access code. Dial in number: 1-408-418-9388 Access code: 146 392 2746.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)